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Exhibit 99(a)(1)(A)

HIA, Inc.
4275 Forest Street
Denver, Colorado 80216
(303) 394-6040

Offer to Purchase for Cash
Up to 1,000,000 Shares of its
Common Stock, Par Value $0.01 Per Share

At a Purchase Price of $0.50 Per Share

September 15, 2003

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN TIME, N OCTOBER 13, 2003, UNLESS THE OFFER TO PURCHASE IS EXTENDED

To the Holders of Shares of Common Stock of HIA, Inc.

SUMMARY TERM SHEET

        HIA, Inc. invites our shareholders to sell up to 1,000,000 shares of our common stock back to us for cash. Set forth below is a summary of the terms of this offer in question and answer format. The summary does not describe all of the details of the offer. We have included in the summary references to the sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my securities?

        HIA, Inc. See "Section 10. Information Concerning HIA, Inc." for more detailed information.

What is the class and amount of securities sought in the offer?

        We are offering to purchase 1,000,000 shares of our common stock, par value $0.01, or any lesser number of shares that shareholders properly tender in the offer. We also reserve the right to purchase additional shares of our common stock representing up to 2% of our outstanding shares, subject to applicable legal requirements. See "Section 1. Number of Shares; Proration" for a more detailed discussion of the offer.

How much is HIA offering to pay for my securities and what is the form of payment?

        We are offering to purchase the shares for a purchase price of $0.50 per share. Shareholders whose shares are purchased in the offer will be paid the purchase price, in cash, promptly after the expiration of the offer period. No interest will be payable on the purchase price. See "Section 1. Number of Shares; Proration" for a more detailed discussion of the purchase price.

Does HIA have the financial resources to make payment?

        Yes. We intend to draw all of the funds needed for the purchase of the shares from our existing line of credit with Wells Fargo Bank West, N.A. See "Section 9. Source and Amount of Funds" for a more detailed discussion of the source and amount of funds for the transaction.

How long do I have to tender in the offer?

        You have until 5:00 p.m., Mountain Time on October 13, 2003. See "Section 1. Number of Shares; Proration" and "Section 3. Procedure for Tendering Shares" for a more detailed discussion of the expiration of the offer.

Can the offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the offer in our discretion. If we extend the offer, we may delay the acceptance of any shares that have been tendered. See "Section 14. Extension of Tender Period; Termination; Amendments" for a more detailed discussion of extension and amendment of the offer. We can terminate the offer under certain circumstances. See "Section 7. Conditions of the Offer" for a description of those circumstances.

How will I find out if the offer is extended or amended?

        We will announce any extension or amendment either through a press release or other public announcement or a subsequent mailing to the shareholders. We may also communicate the extension or amendment of the offer through other means. See "Section 14. Extension of Tender Period; Termination; Amendments" for a more detailed discussion of the notification procedure.

Are there any conditions to the offer?

        The offer is not subject to a condition that any minimum number of shares are tendered. However, our obligation to purchase any shares tendered is subject to the following conditions:

        The purchase of shares in the offer must not result in our shares being held of record by fewer than 300 persons. No legal action shall be pending or have been threatened that might adversely affect the offer. No material adverse change in our business, condition (financial or otherwise), income, operations or prospects shall have occurred during the offer. The offer is subject to other conditions. See "Section 7. Conditions of the Offer" for a more detailed discussion of conditions of the offer.

How do I tender my shares?

        If the share certificates are registered in your name, you should send the certificates together with a properly completed letter of transmittal to Computershare Trust Company, Inc., which is acting as the depositary for the offer, at the address on the letter of transmittal that accompanies this offer. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a letter of transmittal on your behalf.

        Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See "Section 3. Procedure for Tendering Shares" for a more detailed discussion of the procedure for tendering shares, including instructions regarding book-entry transfer.

In what order will tendered shares be purchased? Will tendered shares be prorated?

        First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.

        Second, subject to the conditional tender provisions described in Section 6 of the offer to purchase, we will purchase all other shares on a pro rata basis with the number of shares to be rounded up or down to result in the purchase of whole shares rather than fractional shares from each stockholder. Consequently, all of the shares that you tender in the offer may not be purchased. If you tender subject to a condition that all or some minimum number of shares be purchased, your shares will not be included in any proration and none of your shares will be purchased unless and until all shares that are unconditionally tendered have been purchased. After all unconditionally tendered shares are purchased, shares tendered subject to such a condition will be selected by lot.

        See "Section 1. Number of Shares; Proration" and "Section 6. Conditional Tender of Shares" for more detailed discussions of proration and conditional tenders.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

        Yes. By following the procedures set forth in Section 6, you may tender your shares subject to the condition that all or a specified minimum number of shares of your common stock must be purchased. However, you may only do so if you tender all of the shares you own.

Until what time can I withdraw previously tendered shares?

        You can withdraw shares previously tendered until 5:00 p.m., Mountain Time on October 13, 2003. If the offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after the expiration of 40 business days from the commencement of the offer. See "Section 4. Withdrawal Rights" for a more detailed discussion of withdrawal rights.

How do I withdraw previously tendered shares?

        You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to the depositary and the depositary must receive the notice before the time to withdraw shares has expired. If you delivered or otherwise identified the certificates to the depositary, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of an approved signature guarantee medallion program. If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See "Section 4. Withdrawal Rights" for a more detailed discussion of withdrawal procedures.

Is this the first step in a going-private transaction?

        No.

If I decide not to tender, how will the offer affect my shares?

        Your percentage ownership interest in HIA and your percentage interest in our future earnings will be increased. See "Section 2. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Do HIA insiders or affiliates have any material interest in the transaction?

        We have been advised that no affiliates, directors or executive officers intend to tender their shares in connection with the offer. The percentage of shares owned by our executive officers and directors will increase after the offer has been completed. See "Section 2. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Does HIA recommend that I tender in the offer?

        Our board of directors has approved the offer, but is not making any recommendation whether shareholders should tender.

How will I be paid for my shares?

        Checks for all accepted tenders will be issued by the depositary. See "Section 5. Acceptance For Payment of shares and Payment of Purchase Price" for additional information on payment of shares.

Will I have to pay income taxes if I sell my shares?

        Generally, shareholders will recognize gain or loss on the tendered shares equal to the difference between the price paid in the offer and the shareholder's basis. See "Section 13. Federal Income Tax Consequences" for additional federal income tax consequences of this offer to purchase.

What is the current market value of my shares?

        On August 29, 2003, the most recent practicable trading day prior to the announcement of our offer, the closing per share bid price on the OTC Bulletin Board of our common stock was $0.18. The last trade of our common stock on the OTC Bulletin Board prior to August 29, 2003 occurred on August 27, 2003, when the closing per share sales price was $0.25.

        We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See "Section 8. Price Range of Shares."

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares?

        If you tender your shares to us, you will not have to pay any brokerage commissions, fees or similar expenses to us or to the depositary. If you hold shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should ask your broker or other nominee if a fee will be charged to tender your shares. See "Section 5. Acceptance for Payment of Shares and Payment of Purchase Price." If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "Section 5. Acceptance for Payment of Shares and Payment of Purchase Price."

Who can I talk to if I have questions about the tender offer?

        Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or other tender offer materials may be directed to our President, Alan C. Bergold at (303) 394-6040. Copies of such materials will be furnished promptly at our expense. Shareholders may also contact the depositary for the offer at the address and telephone number on the back cover of this offer to purchase or their local broker, dealer, commercial bank or trust company for assistance concerning the offer. The date of this offer to purchase is September 15, 2003.

FORWARD-LOOKING STATEMENTS

        This offer to purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:supply and demand for products and services sold by us and our subsidiaries; national, regional and local economic, competitive and regulatory conditions and developments; competitive pricing pressures; fluctuation in commercial finance rates and availability of commercial financing; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You should also carefully review the risks described in the other documents we have filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended November 30, 2002, our quarterly report on Form 10-Q for the quarter ended May 31, 2003, and any current report on Form 8-K filed during the current fiscal year. Notwithstanding any statement in this offer to purchase or any other document referenced herein, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE OFFER

Section 1. Number of Shares; Proration

        Offer and Purchase Price.    Upon the terms and subject to the conditions described herein and in the letter of transmittal, we will purchase up to 1,000,000 shares of our common stock that are validly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with Section 4, at a price of $0.50 per share. The offer will expire on the later of 5:00 p.m., Mountain Time, on October 13, 2003, or the latest time and date to which the offer is extended pursuant to Section 14 (the "expiration date"). We reserve the right, in our discretion, to purchase more than 1,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. On August 29, 2003 there were 10,733,700 shares issued and outstanding and no outstanding stock options.

        If (i) we increase or decrease the price to be paid for the shares, increase the number of shares being sought by more than 2% of the outstanding shares, or decrease the number of shares being sought; and (ii) the offer is scheduled to expire earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until that tenth business day. THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time. If you tender shares in physical form and more than one certificate is tendered, you may specify the order in which the shares represented by the various certificates will be purchased if less than all are purchased. If you do not specify, the certificate will be selected by the depository. Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering shareholders at our expense promptly following the expiration date. Priority of Purchases. Upon the terms and subject to the conditions of this offer, if 1,000,000 (or such greater number of shares as we may elect to purchase) or fewer shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares. Upon the terms and subject to the conditions of this. offer, if more than 1,000,000 shares (or such greater number of shares as we may elect to purchase) have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

        First, we will purchase all shares validly tendered by any Odd Lot Holder (as defined below) who tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference) and completes the section entitled Odd Lots in the letter of transmittal and, if applicable, in the notice of guaranteed delivery. Second, we will purchase shares that are unconditionally tendered until all such shares are purchased or until the total shares purchased (including purchases from Odd Lot Holders) equal 1,000,000 (or such greater number as we may elect to purchase). If more shares are unconditionally tendered than we can (or elect to) purchase, then, subject to the preference for Odd Lot Holders, we will purchase shares from all unconditionally tendering shareholders on a pro rata basis, with the number of shares to be rounded up or down to result in the purchase of whole shares rather than fractional shares from each shareholder. Third, if we have purchased all shares unconditionally tendered, we will purchase shares tendered subject to a condition that all or a specified minimum number of shares must be purchased. We will select the shares to be purchased by lot and will purchase all or the specified minimum number of the shares tendered by each tendering shareholder so selected unless the purchase would cause us to exceed the maximum number of shares to be purchased in this offer.

        Odd Lots.    The term odd lots means all shares tendered by any person (an Odd Lot Holder) who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of other tendered shares. This preference is not available for partial tenders or for beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled Odd Lots in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares unconditionally tendered by all shareholders, other than Odd Lot Holders. We will determine the final proration factor and commence payment for any shares purchased pursuant to the offer promptly following the expiration date.

Section 2. Purpose of the Offer; Certain Effects of the Offer

        We are making the offer for two reasons. First, we want to offer our shareholders the opportunity to sell some or all of their shares on a basis that is more favorable than they could probably achieve in the public market. As indicated in Section 8 below, the number of shares we are offering to purchase is approximately eight times the number of shares traded on the OTC Bulletin Board in the public market during the 12 months ended May 31, 2003, and 44 times the number of shares traded in the three months ended May 31, 2003, and the price we are offering to pay represents a premium of 177% to the closing bid price on August 29, 2003 and a premium of 100% to the closing sales price on August 27, 2003. We do not believe that the public market could absorb nearly the quantity of shares that we are offering to purchase. Even if buyers could be found for such a large number of shares, the prevailing market prices would in all likelihood decline significantly. We believe that the offer allows our shareholders to achieve liquidity that would not otherwise be available. It also allows them to effect a sale of their shares without incurring the usual commission and other transaction costs associated with open-market sales. Second, the offer is designed to restructure our balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and shares outstanding. Based upon the current market price of our common stock, we believe that the purchase of shares is a strategically beneficial use of our funds and represents the best use of our borrowing capacity to increase earnings per share and overall value for our continuing shareholders.

        Each shareholder must make his or her own decisions as to the value of the shares and as to the relative benefits of tendering in the offer or retaining the shares for the possibility of increased value in the future in light of his or her own financial position and investment objectives. Our board of directors desires to make this opportunity to achieve liquidity available to the shareholders, but makes no recommendation as to whether any shareholder should tender his or her shares. Our directors, officers and employees who own shares may participate in the offer on the same basis as our other shareholders. However, we have been advised that none of our directors or officers intends to tender shares pursuant to the offer. Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in HIA as a result of a partial tender of shares or a proration pursuant to Section 1 of the offer to purchase will continue to be owners of HIA with the attendant risks and rewards associated with owning our equity securities. Shareholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in HIA and, thus, in our earnings and assets, subject to any risks resulting from our purchase of shares and our right to issue additional equity securities in the future. In addition, to the extent the purchase of shares pursuant to the offer results in a reduction of the number of shareholders of record, our costs for services to shareholders may be reduced. If 1,000,000 shares are purchased in the offer, there will be a reduction of approximately 9% in the number of shares outstanding and a reduction of approximately 31% in the outstanding shares held by persons who are not affiliates or employees of HIA. This decrease in the number of shares held by the public may adversely affect the market price of our stock, to the detriment of our continuing shareholders. However, because the market for our stock is already so thin, we do not believe that a further reduction in publicly held shares will have a material effect on the market price.

        If fewer than 1,000,000 shares are purchased pursuant to the offer, we may repurchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act") prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by us would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions. Shares we acquire pursuant to the offer will initially become treasury shares, unless and until they are cancelled by our board of directors and thereby become authorized and unissued shares. Either way, such shares will be available for us to issue without further shareholder action, except as required by applicable law, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

Section 3. Procedure for Tendering Shares

        To tender shares pursuant to the offer, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth in the letter of transmittal and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the Automated Tender Offer Program of the book-entry transfer facility described below, and a confirmation of the delivery received by the depositary, in each case on or prior to the expiration date.

        Within two business days after the date of this offer, the depositary will make arrangements with the Depository Trust to establish a temporary CUSIP number, known as a "contra-CUSIP," for our shares that are tendered by book-entry transfer. Any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of shares by causing the book-entry transfer facility to assign the contra-CUSIP number to the tendered shares in accordance with its procedures. Shares that are assigned the contra-CUSIP number will be segregated on the books of the book-entry transfer facility from all other shares of our stock held of record by the book-entry transfer facility. Although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth in the letter of transmittal on or prior to the expiration date. Delivery of required documents to the book-entry transfer facility does not constitute delivery to the depositary and will not constitute a valid tender.

        The Automated Tender Offer Program of the book-entry transfer facility allows participants in the book-entry transfer facility's system, in lieu of physically completing the letter of transmittal and delivering it to the depositary, to electronically transmit their acceptance of this offer and the terms of the letter of transmittal to the book-entry transfer facility. The book-entry transfer facility will then transmit an "agent's message" to the depositary. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

        Except as set forth below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution." Signatures on a letter of transmittal need not be guaranteed if (a) the letter of transmittal is signed by the registered holder of the shares, which term, for the purposes of this section, includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the shares, tendered therewith and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) the shares are tendered for the account of an eligible institution. See instructions 1 and 5 of the letter of transmittal. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to the depositary prior to the expiration date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the depositary prior to the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a)
  the tender is made by or through an eligible institution (as defined above);

  (b)
  the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with this offer to purchase; and

  (c)
  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares in accordance with the Automated Tender Offer Program of the book-entry transfer facility), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile), or an agent's message in the case of a book-entry transfer, and any required signature guarantees or other documents required by the letter of transmittal, are received by the depositary within three business days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

        The method of delivery of shares and all other required documents is at the option and risk of the tendering shareholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested, properly insured. In all cases sufficient time should be allowed to assure timely delivery.

        To prevent United States federal income tax backup withholding equal to 30% of the gross payments made pursuant to the offer, each tendering shareholder must provide the depositary with the shareholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. Foreign shareholders, as defined in Section 13, must submit a properly completed Form W-8, which may be obtained from the depositary, in order to prevent backup withholding. In general, backup withholding does not apply to corporations or to foreign shareholders subject to the 30% (or lower treaty rate)withholding on gross payments received pursuant to the offer, as discussed in Section 13. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13. Each shareholder is urged to consult with his or her own tax advisor regarding his or her qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

        It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount tendered in either (x) common stock or (y) other securities immediately convertible into or exercisable or exchangeable for common stock and such person will acquire such common stock for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the offer. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) the shareholder has a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the offer.

        All questions as to the form of documents, the number of shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares that we determine are not in proper form or the acceptance for payment of or payment for shares that may, in the opinion of our counsel, be unlawful.

        We also reserve the absolute right to waive any defect or irregularity in any tender of any particular shares. If we waive any defect or irregularity in one tender, we will also waive that defect or irregularity with respect to all other tenders. None of HIA, the depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

        Certificates for shares, together with a properly completed letter of transmittal, or, in the case of a book-entry transfer, an agent's message, and any other documents required by the letter of transmittal, must be delivered to the depositary and not to. HIA. Any such documents delivered to us will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Section 4. Withdrawal Rights

        Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, we are delayed in purchasing shares or we are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer. Withdrawal of Shares Held in Physical Form. For a withdrawal of shares tendered in physical form to be effective, the shareholder must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth in the letter of transmittal, which notice must contain: (A) the name of the person who tendered the shares and the number of shares tendered; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the shareholder executed in the same manner as the original signature on the letter of transmittal, including a signature guarantee if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

        Withdrawal of Shares Held with the Book-entry Transfer Facility.    For a withdrawal of shares tendered through the book-entry transfer facility to be effective, the shareholder must (i) call his or her broker and instruct the broker to withdraw the tender of shares; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal must contain (A) the name of the person who tendered the shares and the number of shares tendered; (B) a description of the shares to be withdrawn; and (C) the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares, and must otherwise comply with the book-entry transfer facility's procedures. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered by following the procedures for tendering prior to the expiration date.

        All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, nor the depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5. Acceptance for Payment of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will, subject to the proration and conditional tender provisions of the offer, accept for payment and pay the purchase price for shares validly tendered and not withdrawn. We will pay for shares that we have purchased under our offer by depositing the aggregate purchase price for the shares with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

        In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares, or of a timely confirmation of a book-entry transfer of such shares and a properly completed and duly executed letter of transmittal, with any required signature guarantees, or, in the case of a book-entry delivery, an agent's message, and any other required documents.

        For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, subject to proration and conditional tenders, shares that are validly tendered and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of the shares. If certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares not purchased, including shares not purchased because of proration and shares that were conditionally tendered and not accepted, will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, promptly following the expiration date without expense to the tendering shareholder.

        We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder, (ii) a portion of the shares not tendered or not purchased are to be delivered to, or, are to be registered in the name of, any person other than the registered holder, or (iii) tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, then in each case the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See instruction 6 to the letter of transmittal.

        If you tender your shares to us you will not have to pay any brokerage commissions, fees or similar expenses to us or to the depositary. If you hold shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should ask your broker or other nominee whether they will charge a fee to tender your shares.

        Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 30% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Sections 3 and 13.

Section 6. Conditional Tender of Shares

        As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must tender all shares owned beneficially and of record by such shareholder and must complete the box captioned Conditional Tender in the letter of transmittal or, if applicable, the notice of guaranteed delivery. Each shareholder is urged to consult with his or her own tax advisor.

        If more than 1,000,000 shares (or such greater number as we may elect to purchase) are tendered, we will first purchase shares that qualify for the Odd Lot Holders preference and then purchase unconditionally tendered shares. If those purchases total less than the maximum number of shares to be purchased in the offer, we will select conditional tenders by lot. We will purchase all or the specified minimum number of shares tendered by each tendering shareholder so selected unless the purchase would cause us to exceed the maximum number of shares to be purchased in the offer. Any conditional tender not selected, and any conditional tender selected that would cause us to exceed the maximum number of shares to be purchased in the offer, will automatically be regarded as withdrawn and the tendered shares will be returned. As a result of these procedures, tendering your shares conditionally may result in none of your shares being purchased.

Section 7. Conditions of the Offer

        Notwithstanding any other provision of the offer and subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend and may postpone the acceptance for payment of shares tendered, if at any time on or after September 15, 2003 and at or before the expiration date (except for the condition set forth in subparagraph (g) which shall be at or before the time when we have accepted for payment all shares validly tendered), any of the following shall have occurred (other than as a result of any action or omission by HIA):

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  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares pursuant to the offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of HIA and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair HIA's ability to purchase up to 1,000,000 shares in the offer;

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  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or

    HIA or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares, (iii) materially impair HIA's ability to purchase up to 1,000,000 shares in the offer or (iv) materially and adversely affect our or our subsidiaries' business, condition, financial or other, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries (as contemplated by our current business plans as discussed in our past public reports filed with the SEC);

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  it shall have been publicly disclosed or we shall have learned that (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on September 15, 2003, or (ii) any person or group that on or prior to September 15, 2003 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares;

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  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decrease of more than 10% in the market price for our common stock or a 10% or greater decrease in the New York Stock Exchange Composite Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, in each case measured from the close of trading on September 15, 2003, the last trading day prior to commencement of the offer through the last full trading day prior to the expiration of this offer, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our or our subsidiaries' business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

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  a tender or exchange offer with respect to some or all of the shares, other than the offer, or a merger, acquisition or other business combination proposal for us, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d) (3) of the Exchange Act;

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  there shall have occurred any event or events that have resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened material adverse change in our or our subsidiaries' business, condition, financial or other, income, operations, stock ownership or prospects; or

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  we shall not have been able to borrow the funds necessary for the purchase under our existing line of credit as described in Section 9 and shall not have procured alternative financing on the same or similar terms; and,

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  in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment or payment for the shares in the offer.

        The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than an action or omission of HIA), and any such condition may be waived by us, in whole or in part, at any time and from time to time at or before the expiration date (except for the condition set forth in subparagraph (g) which shall be at or before the time when we have accepted for payment all shares validly tendered) in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time at or before the expiration date (except for the condition set forth in subparagraph (g) which shall be at or before the time when we have accepted for payment all shares validly tendered). Any determination by us concerning the events described above will be final and binding on all parties.

        As of August 14, 2003, we had $2,677,000 in available borrowings under our existing line of credit referred to in condition (g) above. We have received a letter from our bank expressly authorizing us to use borrowings under that line of credit to pay the purchase price of shares tendered in this offer and the expenses of the offer. Accordingly, we do not believe that the availability of financing will be an issue. However, our ability to draw on the line of credit depends upon our being in compliance with all of the conditions established in the loan agreement as of the date that the advance is requested. Those conditions consist of certain requirements in commercial lines of credit for businesses like HIA. However, it is possible, but unlikely, that an event could occur before our payment for the shares that would prevent us from being able to draw on the line of credit. See Section 9.

        Acceptance of shares validly tendered in the offer is subject to the condition that, as of the expiration date, and after giving pro forma effect to the acceptance of shares validly tendered, we would continue to have at least 300 record shareholders, determined as provided in Exchange Act Rule 12g5-1. This condition may not be waived.

Section 8. Price Range of Shares

        Quotations for our common stock are entered on the OTC Bulletin Board under the symbol, "HIAI." As of August 29, 2003, six market makers had registered to enter quotes for our common stock on the OTC Bulletin Board. The following table sets forth the high and low sales prices for the shares as reported on the OTC Bulletin Board for the periods indicated. Our fiscal year end is November 30.

	High	Low	Trading Volume	Number of Trades
Fiscal 2001
3rd Quarter	0.26	0.22	39,500	9
4th Quarter	0.35	0.20	74,900	7
Fiscal 2002
1st Quarter	0.37	0.19	47,400	7
2nd Quarter	0.35	0.23	7,400	7
3rd Quarter	0.27	0.15	13,500	6
4th Quarter	0.28	0.11	77,100	14
Fiscal 2003
1st Quarter	0.22	0.21	13,300	9
2nd Quarter	0.22	0.17	22,500	5

        On August 29, 2003, the closing bid price of the shares on the OTC Bulletin Board was $0.18 per share. The last trade of our common stock on the OTC Bulletin Board prior to August 29, 2003 occurred on August 27, 2003, when the closing per share sales price was $0.25. Shareholders are urged to obtain current market quotations for the shares.

        Although quotations for our stock are carried on the OTC Bulletin Board, as indicated by the trading volumes given above, the market for our stock has historically been very thin and trading has been sporadic. Our management does not believe that the prices at which our stock has traded in recent years are representative of the intrinsic value of HIA taken as a whole. Rather, management believes that the lack of an active trading market, together with the consequent lack of liquidity, result in depressed trading prices.

Section 9. Source and Amount of Funds

        Assuming that we purchase 1,000,000 shares pursuant to the offer at a purchase price of $0.50 per share, net to the sellers in cash, we expect the maximum aggregate cost of the offer, including all fees and expenses, to be approximately $540,000. We anticipate that the funds necessary to pay those costs will be borrowed from Wells Fargo Bank West, N.A. (the "Bank") under our existing line of credit. We have received the approval of the Bank to use borrowings under our line of credit to repurchase shares in this offer.

        Under our line of credit with the Bank, we will pay interest on the outstanding balance at the Bank's prime rate, payable monthly. Our line of credit expires and is payable in full on June 30, 2004.

        Our borrowings from the Bank under our line of credit are secured by our inventory, accounts receivable, equipment and general intangibles. The total amount borrowed from the Bank under all loan facilities, including our line of credit, cannot exceed the lesser of $5,750,000 or a borrowing base tied to our receivables and inventory. As of August 29, 2003, the borrowing base was $5,750,000 and the total principal amount owed to the Bank was $3,073,000. As of that date, we would have had approximately $2,677,000 in available borrowings under our line of credit. Although it is not possible to predict with certainty what the borrowing base or the amount of other outstanding borrowings will be as of the closing of the purchase of shares in this offer, we believe, based on an analysis of our financial condition and borrowing needs through the end of 2003, that the borrowings available from the Bank under the existing line of credit will be more than adequate to pay the $540,000 aggregate cost of the offer if all 1,000,000 shares are purchased.

        Our ability to borrow under our line of credit is conditioned upon the absence of any default under our loan agreement with the Bank. Our loan agreement requires us to comply with certain financial ratios and other covenants. Based on an analysis of our financial condition, we believe that we will be in compliance with the terms and conditions of our loan agreement at the closing of the purchase of shares in this offer.

        If we are unable to borrow the funds necessary to purchase the shares in the offer under our line of credit, then we will attempt to procure alternative financing for the purchase of the shares. There can be no assurance that we will be able to find alternative financing on acceptable terms or at all.

        We intend to repay our line of credit through cash flow from operations. It is estimated that we will incur approximately $40,000 in financing, legal and other one-time charges associated with the tender offer. Those charges are included in the $540,000 maximum cost estimate given above.

Section 10. Information Concerning HIA

        HIA is a holding company with all of its business conducted through its wholly-owned subsidiaries, CPS Distributors, Inc. and Western Pipe Supply, Inc. Through these subsidiaries, we distribute turf irrigation equipment and commercial, industrial and residential well pumps and equipment on a wholesale basis. Our principal executive offices are located at 4275 Forest Street, Denver, Colorado 80216, telephone (303) 394-6040.

        We file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

Section 11. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares

        As of August 29, 2003, we had 10,733,701 shares of common stock issued and outstanding and no outstanding stock options. The 1,000,000 shares that we are offering to purchase represent approximately 9% of the outstanding shares. As of August 29, 2003, our directors and executive officers as a group, consisting of 3 persons, beneficially owned an aggregate of 7,058,596 shares, representing approximately 66% of the outstanding shares. Our directors, officers and employees who own shares may participate in the offer on the same basis as our other shareholders. We have been advised that none of our directors or executive officers intends to tender shares pursuant to the offer.

        The following table sets forth as of August 29, 2003, the beneficial ownership of shares of all of our executive officers, directors or affiliates:

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Before Offer
Common Stock (par value $0.01 per share)	Alan C. Bergold 4275 Forest St. Denver, CO 80216	2,652,646	24.7%
	Carl J. Bentley 4275 Forest St. Denver, CO 80216	2,166,153	20.2%
	Donald L. Champlin 4275 Forest St. Denver, CO 80216	2,239,797	20.9%

        Assuming we purchase 1,000,000 shares pursuant to the offer, and none of our directors or executive officers tenders any shares pursuant to the offer, then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would own beneficially approximately 73% of the outstanding shares, assuming the exercise by these persons of their currently exercisable options.

        During the past 60 days, there have not been any transactions in our securities by us or by any of our officers, directors or affiliates.

        All of the shareholders named above in the beneficial ownership chart are parties to a Shareholders Agreement, pursuant to which each shareholder is obligated to purchase any stock held by any other shareholder in the event of such other shareholder's death. The purchase price per share for any such purchase is the greater of $1.35 or nine times the average net profit of HIA (before taxes, officer's bonus, profit sharing and 401(k) payments) for the last three fiscal years prior to the death of the shareholder divided by the number of shares of common stock issued and outstanding as of the end of such fiscal year. In order to fund the purchase, each shareholder purchased life insurance policies on the lives of the other two shareholders.

        Except as described in this offer and except for outstanding options to purchase shares granted from to time to time over recent years to certain of our directors and employees, including executive officers, and except as set forth below and otherwise described herein, neither HIA nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of our affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as disclosed in this offer, neither HIA nor our directors and executive officers have any current plans or proposals which relate to or would result in:

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  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving HIA or any of our subsidiaries;

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  a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

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  any material change in our present dividend rate or policy, or indebtedness or capitalization;

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  any change in our present board of directors or management;

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  any other material change in our corporate structure or business;

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  a class of our equity security ceasing to be authorized for quotation on an automated quotation system operated by a national securities association;

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  a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional HIA securities or the disposition of our securities; or

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  any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of HIA by any person.

Section 12. Legal Matters; Regulatory Aprovals

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

Section 13. Federal Income Tax Consequences

        General.    The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

        Each shareholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that shareholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

        Characterization of the Sale of Shares Pursuant to the Offer.    The sale of shares by a shareholder pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Internal Revenue Code, the sale of shares by a shareholder pursuant to the offer will be treated as a "sale or exchange" of shares for United States federal income tax purposes, rather than as a distribution by us with respect to the shares held by the tendering shareholder, if the receipt of cash upon sale (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in HIA, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder, each as described below.

        If any of the above three tests is satisfied, the sale of the shares will be treated as a "sale or exchange" of shares for United States federal income tax purposes. Consequently, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the shares sold pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

        If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution from us with respect to the shareholder's shares in an amount equal to the cash received by the shareholder pursuant to the offer. The distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits for tax purposes. Such dividends are generally taxable at rates of 15 percent or less if the shareholder is an individual. Higher rates may apply if (i) the stock has been held for less than 60 days; (ii) the stock was purchased with borrowed funds; or (iii) under certain other circumstances. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a distribution from us with respect to his or her shares, the shareholder's tax basis in his or her remaining shares will generally be adjusted to take into account the shareholder's return of basis in the shares tendered.

        Constructive Ownership.    In determining whether any of the three tests under Section 302 of the Internal Revenue Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

        Proration.    Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each shareholder's option to make a conditional tender of a minimum number of shares. A shareholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        Section 302 Tests.    The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of our outstanding shares actually and constructively owned by the shareholder immediately following the sale of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

        The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder does not own any of our shares either actually or constructively immediately after the shares are sold pursuant to the offer, or (ii) the shareholder does not actually own any of our shares immediately after the sale of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Internal Revenue Code. None of our directors, officers or employees is eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

        Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's sale of shares pursuant to the offer results in a "meaningful reduction" in the shareholder's interest in us. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

        Corporate Shareholder Dividend Treatment.    If a sale of shares by a shareholder that is itself a corporation is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced.

        In addition, amounts received by a corporate shareholder pursuant to the offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

        Additional Tax Considerations.    Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 15 percent or less. In addition, stockholders should be aware that there are significant restrictions on the deductibility of capital losses. In particular, capital losses are generally deductible only to the extent the stockholder has capital gains in a given tax year, plus $3,000 in the case of individual stockholders.

        Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any dividend income, caused by the sale of any shares pursuant to the offer.

        Foreign Shareholders.    We will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign shareholder or his or her agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which, from sources without the United States that is not effectively connected with the conduct of a trade or business within the United States, is subject to United States income tax, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a shareholder is a foreign shareholder by reference to whatever information we have, including the shareholder's address, in accordance with applicable Treasury Regulations and Internal Revenue Service guidance. A foreign shareholder may be eligible to file for a refund of the tax or a portion of the tax if the shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and we have withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

        Backup Withholding.    See Section 3 with respect to the application of the United States federal income tax backup withholding.

        The tax discussion set forth above may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with us. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

Section 14. Extension of Tender Period; Termination; Amendments

        We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof or by mailing written notice to each shareholder. However, we have no current intent to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of such termination to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement or by a subsequent mailing to the shareholders. We shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any extension, termination or amendment, other than by making a public announcement or a subsequent mailing to all shareholders. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, depends on the facts and circumstances, including the relative materiality of the change or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. Under Rule 13e-4(f)(1) of the Exchange Act, the offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for shares or (b) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

Section 15. Solicitation Fees and Expenses

        We have retained Computershare Trust Company, Inc. as depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. We have agreed to indemnify the depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the offer. The depositary has not been retained to make solicitations or recommendations in connection with the offer.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer, other than the fee of the dealer manager. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

Section 16. Where You Can Obtain Additional Information

        Additional copies of this offer, the letter of transmittal or other tender offer materials may be obtained from us or the depositary and will be furnished at our expense. Any questions concerning tender procedures may be directed to our President, Alan C. Bergold, at (303) 394-6040, or to the depositary for the offer at (303) 986-5400 or to your local broker, dealer, commercial bank, trust company or other nominee.

        We will act as our own information agent in connection with the offer. We may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders to forward materials and information concerning the offer to the beneficial owners. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. This statement and other information may be obtained at the same places as set forth in Section 10 with respect to information concerning HIA.

Section 17. Miscellaneous

        The offer is being made to all holders of shares. We are not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state.

        No person has been authorized to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

September 15, 2003	HIA, INC.

The Depositary for the Offer is:

Computershare Trust Company

350 Indiana Street Suite 800
Golden, CO 80401
303-262-0600

        You may direct questions and requests for assistance to our President, Alan C. Bergold, at our address and telephone number listed below. You may request additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery and other tender offer materials from us or the depositary and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

HIA, Inc.
4275 Forest Street
Denver, Colorado 80216
(303) 394-6040

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